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                                                                   Exhibit 99.1



UNIFRAX COMPLETES ACQUISITION OF WORLDWIDE CERAMIC FIBER
BUSINESS OF COMPAGNIE de SAINT-GOBAIN


PR NEWSWIRE -- October 05, 2000 17:15


Acquisition Positions UNIFRAX as a Leading International Player in the High Temperature Insulation Market

NIAGARA FALLS, N.Y., Oct. 5/PRNewswire/ -- UNIFRAX Corporation (UNIFRAX) announced today that it has closed its previously announced acquisition of the worldwide ceramic fiber business of Carborundum Insulation Technologies (CIT), from Compagnie de Saint-Gobain (Saint-Gobain), a Paris based manufacturer of glass and industrial products.

As previously announced in a July 31, 2000 press release, the deal reunites UNIFRAX, the former North American Fibers Division of The Carborundum Company, with its former international sister ceramic fiber operations which were acquired by Saint-Gobain as part of its purchase of The Carborundum Company from British Petroleum (BP) in 1996. The CIT purchase also included the former French ceramic fiber operations of Saint-Gobain (previously operated as Kerlane) making UNIFRAX/CIT the largest supplier in the French Market, as well as a majority position in Orient Cerlane Ltd., a key producer located in India.

William P. Kelly, President and CEO of UNIFRAX, said that the combined company will be called UNIFRAX Corporation and will maintain its headquarters in Niagara Falls, New York. Kelly indicated that on a combined basis, the company had 1999 sales of $165 million. It now has manufacturing operations in the United States, France, England, Germany, Brazil, Venezuela and India and sales and distribution resources around the world. The Company said the purchase price was $58.5 million and was financed through a combination of bank debt and seller financing.

UNIFRAX, is a recognized industry leader in providing heat management solutions for high temperature applications. They are a leading worldwide producer of ceramic fiber products used in a wide variety of industries including ferrous & nonferrous metals, chemical process, power generation, ceramic/glass, automotive, appliance, fire protection and aerospace.

UNIFRAX Corporation is owned by Kirtland Capital Partners (KCP), located in Cleveland, Ohio and UNIFRAX management. KCP is a privately funded investment group with over $300 million in committed equity capital. KCP and its predecessor companies have been successfully investing in operating companies since 1978 and acquired its interest in UNIFRAX from BP and 1996.




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SOURCE: UNIFRAX CORPORATION


/CONTACT: Paul J. Viola, 716-278-3882, fax, 716-278-3903, or
pviola@unifrax.com; or Virginia M. Palumbo, 716-278-3832, fax, 716-278-3903, or vpalumbo@unifrax.com, both of UNIFRAX Corporation/


/Web site: http://www.unifrax.com/